SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

ROVI CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following e-mail was sent by Rovi Corporation (the “Company”) on April 13, 2015 to all Company employees:

Dear Rovi Team,

As a follow up to my March 12 email, I want to share some additional context about our upcoming Annual Meeting of Stockholders.

Earlier today, we filed our definitive proxy statement for our Annual Meeting, which will be held May 13, 2015. This is a normal procedure that we conduct every year. What’s different this year is that Engaged Capital has nominated a slate of candidates for Rovi’s Board of Directors. As a result, you can expect to see a number of additional filings, and you may see more press generated in connection with these matters. If you are contacted by any media or investors, please refer all inquiries to Rovi’s head of Investor Relations, Peter Ausnit, at (818) 565-5200.

What We Filed

In our filing, we included a letter to Rovi’s stockholders outlining our successful strategy and our commitment to strong corporate governance. We also issued this letter as a press release, which is posted on Rovi’s Investor Relations site. In the letter, we also urged Rovi’s stockholders to vote in favor of our seven highly-qualified, relevant and experienced slate of nominees to help Rovi continue executing on our strategic plan, which has received broad support from our stockholders.

What You Can Expect

As I mentioned in my email last month, we don’t expect any interruptions to our day-to-today operations, and it’s business as usual. Between now and May 13, we plan to send letters directly to our stockholders to help ensure they understand our strategy and why our existing Board of Directors puts Rovi in the best position for long-term success. You may see some responses and rebuttals from Engaged Capital throughout the process, as is expected in this type of proxy situation.

I thought it was important for you to have this background information if you see ongoing coverage, and I plan to provide an update at our next All Hands meeting scheduled for mid-May.

The Board, myself and the executive management team are fully united in ensuring that Rovi is on the best path forward for the future. We are making meaningful strides on our strategic plan thanks to your collective contributions, creativity and hard work. As always, I appreciate your focus, energy and dedication as we continue to successfully execute on our plans.

Regards,

Tom

Thomas M. Carson

President & CEO

Rovi Corporation

550 E Swedesford Road

Wayne, PA 19087

rovicorp.com

CONFIDENTIALITY NOTICE: This email message (including any attachments) is for the sole use of the intended recipient and may contain confidential and privileged information. Any unauthorized review, use, disclosure or distribution is prohibited. If you are not the intended recipient, please contact the sender by reply email and destroy all copies of the original message. Thank you.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Rovi Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with Rovi’s 2015 Annual Meeting of Stockholders. Rovi has filed with the SEC and has provided to its stockholders a definitive proxy statement and a BLUE proxy card in connection with such solicitation. ROVI STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of Rovi’s directors and executive officers and their respective interests in Rovi by security holdings or otherwise is set forth in Rovi’s definitive proxy statement for the 2015 Annual Meeting of Stockholders, filed with the SEC on April 13, 2015, and in Rovi’s annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 19, 2015, which documents are available at the investor relations portion of Rovi’s website at http://ir.rovicorp.com/CorporateProfile.aspx?iid=4206196. To the extent holdings of such participants in Rovi’s securities have changed since the amounts described in the 2015 proxy statement, or if a particular participant’s holdings are not set forth in the 2015 proxy statement, such holdings (or changes thereto) have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the special interests of such participants, if any, in the matters to be voted on at Rovi’s 2015 Annual Meeting of Stockholders is included in the definitive proxy statement referred to above. You can obtain free copies of these referenced documents as described below.

These documents, including the definitive proxy statement (and amendments or supplements thereto) and the accompanying BLUE proxy card, and any other relevant documents and other material filed by Rovi with the SEC, are or will be available for no charge at the SEC’s website at www.sec.gov and at the investor relations portion of Rovi’s website at http://ir.rovicorp.com/CorporateProfile.aspx?iid=4206196. Copies may also be obtained free of charge by contacting Rovi Investor Relations by mail at 2830 De La Cruz Boulevard, Santa Clara, California 95050 or by telephone at (408) 562-8400.